Exhibit 23

INDEPENDENT AUDITORS' CONSENT

           We consent to the incorporation by reference in Registration Statement No’s 333-21489 and 333-21491 of Systemax Inc. Of Form S-8 of our report dated February 21, 2003, which report expresses an unqualified opinion and includes and explanatory paragraph r elating to the Company’s change in method of accounting for goodwill and other intangible assets to conform to Financial Accounting Standards Board Statement No. 142, appearing in this Annual Report on Form 10-K of Systemax Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
New York, New York
March 31, 2003